Abercrombie & Fitch
November 2007 Sales Release
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This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended December 1st, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended December 1st, 2007, were $352.3 million compared to $282.9 million for the four-week period ended November 25, 2006. Total Company direct-to-consumer net sales increased to $32.8 million for the four-week period ended December 1st, 2007, a 78% increase over sales for the four-week period ended November 25th, 2006. November comparable store sales increased 2% for the four-week period ended December 1st, 2007, compared to the four-week period ended December 2nd, 2006.
By brand, Abercrombie & Fitch comparable store sales increased 4%. Men’s comps increased by low teens; women’s comps decreased by a low

Abercrombie & Fitch
November 2007 Sales Release
Call Script
single digit. Transactions per store increased 6%; average transaction value increased 7%. Transaction metrics compare the four-week period ended December 1st, 2007 to the four-week period ended November 25th, 2006.
In the kids business, abercrombie, comparable store sales decreased 1%. Boys comps increased by a mid-single digit; girls comps decreased by a mid-single digit. Transactions per store and average transaction value increased 4%.
Hollister comparable store sales were flat to last year. Dudes comps increased by low teens; Bettys comps decreased by a mid-single digit. Transactions per store increased 5%; average transaction value increased 1%.
RUEHL comparable store sales decreased 12%. Men’s comps declined by a low-single digit; women’s comps decreased by high teens. Transactions per store decreased 19%; average transaction value increased 2% to last year.

Abercrombie & Fitch
November 2007 Sales Release
Call Script

By region, comps were strongest in the Northeast and weakest in the South.
We will announce December sales on Thursday, January 10th, 2008.
Thank You.

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